Exhibit 99.1

On February 26, 2004, Avaya Inc. will be conducting its 2004 Annual Meeting of Shareholders. You have received this email because, as of December 31, 2003, you held shares of Avaya common stock in one or more of the following Avaya plans: the Savings Plan, the Savings Plan for Salaried Employees, the Savings Plan for the Variable Workforce and the Employee Stock Purchase Plan.

In the coming days you will be receiving via email instructions to register your votes for the 2004 Annual Meeting. The 2003 Annual Report and the proxy statement to be used in connection with registering your votes are available online for your review. To access these documents, you can click on the following link: http://investors.avaya.com/financials.

If you would like to receive a copy of the 2003 Annual Report and the proxy statement for the 2004 Annual Meeting, please click on the following link and follow the instructions that are provided: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=AV&script=2300. You may also call toll-free 1-866-22-AVAYA.